Exhibit 5.01

August 9, 2013

Glu Mobile Inc.

45 Fremont Street, Suite 2800

San Francisco, California 94105

Ladies and Gentlemen:

I have examined the Registration Statement on Form S-3 (the “Registration Statement”) to be filed by Glu Mobile Inc., a Delaware corporation (the “Company”), on or about August 9, 2013 with the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the resale by MGM Interactive Inc. (the “Selling Stockholder”) of an aggregate of up to 3,333,333 shares of the Company’s common stock that may be acquired by the Selling Stockholder upon exercise of the Warrant, as defined below (the “Securities”).

In rendering this opinion, I have reviewed the following.

1)	the Company’s Third Restated Certificate of Incorporation, certified by the Delaware Secretary of State on March 26, 2007;

2)	the Company’s Amended and Restated Bylaws;

3)	the Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference;

4)	the Prospectus prepared in connection with the Registration Statement (the “Prospectus”);

5)	the minutes of the meeting of the Company’s Board of Directors (the “Board”) held on June 7, 2013 delegating authority to a Transaction Committee of the Board to approve matters related to the Warrant;

6)	the unanimous written consent of the Transaction Committee of the Board (the “Committee”) dated July 14, 2013, approving the filing of the Registration Statement and other related matters;

7)	a report from the Company’s transfer agent, dated August 9, 2013, verifying the number of the Company’s issued and outstanding shares of capital stock as of the close of business on August 8, 2013, and a report prepared by the Company, dated as of August 9, 2013, verifying the number of shares of the Company’s capital stock that are issued and outstanding and shares of the Company’s common stock that are subject to issued and outstanding options, warrants and any other rights to purchase the Company’s company stock; and

8)	that certain warrant, dated as of July 15, 2013, between the Company and the Selling Stockholder (the “Warrant”).

In rendering the opinion expressed herein, I have assumed the genuineness of all signatures, the authenticity of all documents, instruments and certificates purporting to be originals, the conformity with the original documents, instruments and certificates of all documents, instruments and certificates purporting to be copies, and the legal capacity to sign of all individuals executing documents, instruments and certificates.

If stock certificates will be issued representing the Securities, I have assumed that the certificates representing the Securities will be properly signed by authorized officers of the Company or their agents. I assume that any Securities issued in physical form will not be issued, and will not be reissued by the Company in uncertificated form, until any previously issued stock certificate representing shares cancelled upon such issuance or reissuance have been surrendered to the Company in accordance with the Delaware General Corporation Law (“DGCL”) Section 158. If the Securities are issued in uncertificated form, I assume that the Company will properly register such Securities in the names of the holders of such Securities on the Company’s record of uncertificated securities.

The Selling Stockholder intends to sell, transfer or otherwise dispose of the Securities from time to time on a delayed or continuous basis. In connection with my opinion expressed below, I have assumed that (1) at or prior to the time of the delivery of any Securities in connection with the Registration Statement or the Prospectus, the Registration Statement will have been declared effective under the Securities Act, (2) that the registration will apply to such Securities and will not have been modified or rescinded, (3) that there will not have occurred any change in law affecting the validity or enforceability of the Securities, and (4) that the issuance and delivery of such Securities and the compliance by the Company with the terms of such Securities will not violate any applicable law (including, without limitation, any law relating to usury) or result in a violation of any provision of any instrument or agreement then binding upon the Company or any restriction imposed by any court or governmental body having jurisdiction over the Company.

Based upon the foregoing, subject to the limitations, assumptions and qualifications set forth herein, I am of the opinion that the Securities to be issued to the Selling Stockholder upon exercise of the Warrant in accordance with the terms thereof, when issued, sold and delivered in the manner and for the consideration stated therein, will be validly issued, fully paid and nonassessable.

I consent to the filing of this opinion letter as Exhibit 5.01 to the Registration Statement.

This opinion letter is rendered as of the above date, and I disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to my attention and which may alter, affect or modify the opinion expressed herein. My opinion is expressly limited to the matters set forth above and I render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Securities.

Very truly yours,

/s/ Scott J. Leichtner

Scott J. Leichtner
Vice President and General Counsel
Glu Mobile Inc.